Exhibit 10.18

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [***] AND A FOOTNOTE INDICATING “CONFIDENTIAL TREATMENT REQUESTED”.  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECOND RESTATEMENT OF COAL SALES AGREEMENT
between
THE FALKIRK MINING COMPANY
and
GREAT RIVER ENERGY

dated as of January 1, 2007

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ANNEXES

Annex A. Map – Underwood and Riverdale Coal Fields

Annex B. Sublease Agreement – The Falkirk Mining Company and North American Coal
Royalty Company

Annex C. Example of Adjustment of General and Administrative Cost Pursuant to
Section 5.2(c)(ii)

Annex D. Example of Adjustment of Agreed Profit Pursuant to
Section 5.5

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SECOND RESTATEMENT OF COAL SALES AGREEMENT

THIS SECOND RESTATEMENT OF COAL SALES AGREEMENT (“Agreement”) is made as of January 1, 2007, between THE FALKIRK MINING COMPANY, an Ohio corporation qualified to do business in North Dakota (“Falkirk”), and GREAT RIVER ENERGY, a Minnesota cooperative corporation (“GRE”).

W I T N E S S E T H:

WHEREAS, Cooperative Power Association and United Power Association (the “Cooperatives”) built a coal-fired electric generating station called Coal Creek Station (“Coal Creek Station”) that has two 550 megawatt generating units and is located in Township 145 North, Range 82 West, McLean County, North Dakota;

WHEREAS, Falkirk, a wholly owned subsidiary of The North American Coal Corporation (“North American Coal”), has developed a mine to supply the fuel requirements of the Coal Creek Station;

WHEREAS, Falkirk and the Cooperatives entered into a Coal Sales Agreement dated as of July 1, 1974 (the “Coal Sales Agreement”);

WHEREAS, GRE was formed on January 1, 1999 when the Cooperatives consolidated their operations and assigned all of their interests in the Coal Sales Agreement to GRE;

WHEREAS, Falkirk, GRE and the Cooperatives adopted a Restatement of Coal Sales Agreement effective as of January 1, 2000 to incorporate the various amendments and related letter agreements to the Coal Sales Agreement and to make certain other changes therein;

WHEREAS, the Cooperatives completed a merger with and into GRE effective as of May 1, 2006, with GRE being the surviving entity possessing all of the rights and property and succeeding to all the obligations of the Cooperatives, including but not limited to the Restatement of Coal Sales Agreement, Funding Agreement, Mortgage and Security Agreement and Option Agreement; and

WHEREAS, Falkirk and GRE hereby desire to extend the term of the Restatement of Coal Sales Agreement and to make certain other changes therein.

NOW, THEREFORE, the following Second Restatement of Coal Sales Agreement (“Agreement”) hereby is adopted and supersedes the Restatement of Coal Sales Agreement that Falkirk, GRE and the Cooperatives executed prior to the effective date hereof:

Section 1.    Definitions

As used in this Agreement, the following terms shall have the following meanings:

(a)	“Affiliate” shall mean a person controlling, controlled by or under common control with another person.

(b)	“Agreed Profit” shall have the meaning ascribed to the term in Section 5.4 hereof.

(c)	“Cost of Production” shall have the meaning ascribed to the term in Section 5.2 hereof.

(d)	[* * *]

(e)	“Falkirk’s Mine” shall mean all mining areas developed by Falkirk in the Underwood Coal.

(f)	“FAS 87” shall have the meaning ascribed to the term in Section 5.7(c) hereof.

(g)	“FAS 106” shall have the meaning ascribed to the term in Section 5.7(b)(i) hereof.

(h)	“Funding Agreement” shall mean the Funding Agreement dated as of April 8, 1976, and as subsequently amended, by and between Falkirk and the Cooperatives, or any replacement thereof.

(i)	[* * *]

(j)	“Leases” shall have the meaning ascribed to the term in Section 4(a) hereof.

(k)	“Loans” shall have the meaning ascribed to the term in Section 4(a) hereof.

(l)
“Mortgage and Security Agreement” shall mean the Mortgage and Security Agreement dated as of April 8, 1976, and as subsequently amended, by and between Falkirk and the Cooperatives, or any replacement thereof.

(m)	“Option Agreement” shall mean the Restatement of Option Agreement dated as of January 1, 1997, by and among Falkirk, the Cooperatives and The Bank of North Dakota, or any replacement thereof.

(n)	“Parties” shall mean Falkirk and GRE.

(o)	“Party” shall mean either Falkirk or GRE as indicated by the context.

(p)	“Pension Plan” shall mean the pension plans administered by North American Coal for the benefit of Falkirk employees.

(q)
“Riverdale Coal Field” shall mean that area bounded by the Missouri River to the west and south, County Road 14 to the north and U.S. Highway 83 to the east, as delineated in Annex A, which is attached hereto and made a part hereof.

(r)	“Sublease Agreement” shall mean the Sublease Agreement dated as of December 15, 1993, by and between Falkirk and North American Coal Royalty

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Company, which is attached hereto as Annex B and made a part hereof or any replacement thereof.

(s)	“Ton” shall mean a net ton of 2,000 pounds.

(t)
“Underwood Coal” shall mean all coal within the Underwood Coal Field and the Riverdale Coal Field that (i) Falkirk, North American Coal and other Affiliates of Falkirk had under lease or owned in fee as of January 1, 2007, and (ii) Falkirk acquires hereunder in fee or by leasehold with the approval of GRE.

(u)	“Underwood Coal Field” shall mean that area located within a radius of five (5) miles from the center of Underwood, North Dakota, as delineated in Annex A.

Section 2.    Term; Tonnage and Rate of Delivery; Use of Coal

(a)
GRE hereby agrees to purchase and accept from Falkirk, and, subject to Section 2(b) hereof, Falkirk hereby agrees to sell and deliver to GRE, in accordance with the terms of this Agreement, the coal requirements of the Coal Creek Station (including all expansions and additions thereto) during the term commencing January 1, 2007, and ending December 31, 2045. Except as otherwise expressly provided herein, GRE shall purchase coal only from Falkirk as fuel for the Coal Creek Station during the term of this Agreement.

(b)
The quantity of coal to be mined and delivered by Falkirk shall not exceed the production capability of Falkirk’s Mine. When any increase in GRE’s coal requirements occurs which necessitates the acquisition by Falkirk of additional equipment, Falkirk shall not be obligated to supply such increased requirements until such time as it is able to acquire and install such additional equipment and do all other things necessary to supply such increased requirements. All expansion of Falkirk’s Mine required to produce the coal pursuant to this Section 2(b) shall be subject to GRE’s obligation to finance under Section 4 hereof.

(c)	Scheduled deliveries shall be in approximately equal monthly amounts. GRE shall have the right to reduce shipments during planned shutdowns of a unit of the Coal Creek Station.

(d)
In addition to purchasing coal for use at the Coal Creek Station, GRE may purchase coal hereunder for use at any other generating station in which GRE has a financial interest or at any other facility that is located on Coal Creek Station’s site that utilizes coal that passes through Falkirk’s coal handling systems.

Section 3.    Description of Coal

(a)
The coal to be sold and delivered hereunder shall be from Falkirk’s Mine and shall be crushed mine-run coal having a top size of one and one-half inches (1½”) or such larger size as GRE may specify in a written notice to Falkirk. Exposed coal from different locations in Falkirk’s Mine shall be blended as requested by GRE to the extent feasible.

Falkirk shall deliver the coal so as to be reasonably free from contamination but Falkirk makes no representations or warranties as to the inherent quality and characteristics of the Underwood Coal.

(b)
Falkirk shall consult with GRE from time to time in advance of removing overburden as to the areas in which such removal shall occur so that to the extent practicable the blend of coal delivered under this Agreement shall be most suitable for consumption at the Coal Creek Station. At least annually, Falkirk shall furnish to GRE a projection of its mining plans for one year with a statement of the expected characteristics of the coal which will be exposed by carrying out such mining plan.

(c)
The Parties agree that the quality of coal delivered to the Coal Creek Station has a major impact on the operation and production economics of the Coal Creek Station, and periodically, or at the request of GRE, the Parties shall meet to discuss the quality of delivered coal and to determine what corrective actions, if any, are necessary to improve delivered coal quality.

Section 4.    Loans; Leases

(a)
It will be necessary for Falkirk to obtain loans for the acquisition of mineral coal and surface lands not now controlled by Falkirk or an Affiliate and loans or leases for the construction and equipping of Falkirk’s Mine, which shall be indebtedness or lease obligations of Falkirk not guaranteed by any Affiliate of Falkirk (such loans and leases and such continued or additional loans or leases as may be necessitated by Falkirk’s acquisition of mineral coal and surface lands and by replacement of or addition to Falkirk’s equipment, or by the expiration of any lease of equipment to Falkirk prior to the expiration of this Agreement being referred to herein as the “Loans” and/or “Leases”). GRE agrees to arrange for Loans and Leases in amounts sufficient for developing, equipping and operating Falkirk’s Mine to the capacity required for producing the quantity of coal to be furnished hereunder including, without limitation, (i) acquiring mineral coal and surface lands, (ii) developing haulageways, (iii) constructing tipples and cleaning plants, (iv) electric power distribution systems, (v) water drainage and distribution systems, (vi) acquiring machinery and (vii) maintaining working capital necessary for operating Falkirk’s Mine. Falkirk shall use any cash in its accounts, except an amount equal to its undistributed earnings, for one or more of the above purposes before requesting additional Loans and Leases. GRE shall (w) provide the Loans and Leases, (x) arrange for Loans and Leases by Falkirk from third persons, (y) direct Falkirk to borrow or lease from third persons or (z) combine GRE’s Loans and Leases with those of third persons. So long as this Agreement is in effect, GRE shall be responsible for and shall provide, arrange for or direct such continued or additional Loans and Leases as may be necessitated by Falkirk’s acquisition of mineral coal and surface lands and by replacement of or addition to Falkirk’s equipment, by the expiration of any lease of equipment to Falkirk prior to the expiration of this Agreement or by the need for additional working capital, in each case to equip Falkirk’s Mine to the capacity required for producing the quantity of coal to be furnished hereunder in accordance with GRE’s then requirements and increases, if any, specified by GRE pursuant to Section 2(b) hereof. Subject to Section 5.7(a) hereof, GRE shall not be required to finance the acquisition of replacement equipment having a greater estimated useful life than the balance of the term of this Agreement. If the Loans and Leases are arranged with third persons, GRE shall have the right subsequently to discharge the Loans and Leases and substitute itself as lender or lessor for the balance of the term of such Loans and Leases. Any Loans and Leases provided, arranged for or directed by GRE in the exercise of its rights and obligations under this Section 4 shall not be less favorable to Falkirk than Loans and Leases for the same term which could be obtained by Falkirk directly. If Falkirk has any objection under the previous sentence to financing proposed by GRE, it shall notify GRE of such objection thirty (30) days before GRE becomes committed to such financing. In connection with any financing pursuant to this Section 4, Falkirk shall create a security interest in any or all assets of Falkirk except its undistributed net earnings in favor of any lender to Falkirk and/or any guarantor of any Loan to Falkirk and/or any lender or guarantor of any lender to GRE with respect to funds which GRE makes available to Falkirk under this Section 4.

(b)
In connection with any guaranty by GRE of Loans and Leases, Falkirk shall create security interests in favor of GRE in all assets of Falkirk except its undistributed net earnings but subject to the security interests in favor of lenders and lessors and subject to the performance by GRE of its obligations under this Agreement. For the protection of GRE, Falkirk agrees that it shall not declare dividends on its stock except out of earned surplus.

(c)
If GRE fails to provide all the funds contemplated by Section 4(a) hereof and in consequence Falkirk is unable to produce the tonnage of coal required by Section 2 hereof, Falkirk shall be deemed to have fulfilled its obligations under Section 2 hereof if it produces and sells to GRE the quantity of coal which can be produced from time to time from Falkirk’s Mine developed with the funds so provided by GRE pursuant to this Section 4.

Section 5.    Price

5.1    Determination of Price. GRE shall pay for the coal sold and delivered hereunder a price which annually equals the Cost of Production plus the Agreed Profit, as adjusted in accordance with Section 5.5 hereof.

5.2    Cost of Production. Except as otherwise expressly stated herein, “Cost of Production” for the purposes of this Agreement shall mean the costs actually incurred by Falkirk in the mining, processing and delivery of Underwood Coal hereunder. Such costs shall be determined and allocated in accordance with generally accepted accounting principles (except as otherwise expressly stated in this Section 5.2), consistently applied and shall include the following:

(a)	All production, maintenance and delivery costs including without limitation the following types of costs, but excluding any costs which are properly includible under Section 5.2(c) hereof:

(i)	Labor costs, which include wages and the costs of all related payroll taxes,

benefits, including post-retirement medical benefits, and fringes, including welfare and pension plans, worker’s compensation coverage (either in the state fund or self-insurance, whichever in the best judgment of Falkirk is more advantageous), group insurance, vacations and other comparable benefits of corporate officers and employees of Falkirk located at Falkirk’s Mine and employees of Affiliates of Falkirk located in North Dakota, whose labor costs are properly charged directly to Falkirk’s Mine;

(ii)	Supplies and major repairs, including materials utilized in the operation of Falkirk’s Mine;

(iii)	Contract services;

(iv)	Rental of machinery and equipment, but excluding any payments under leases included under Section 5.2(d) hereof;

(v)
Miscellaneous costs, including membership costs for membership by Falkirk and Affiliates of Falkirk in one national industry association or trade group (such as the National Mining Association or similar group), or such other industry associations as specifically approved by GRE, in writing, to be charged to the Cost of Production;

(vi)	Reasonable and necessary services by other than Affiliates of Falkirk;

(vii)	Insurance;

(viii)	Taxes and fees, but not including income taxes, imposed by any government or governmental unit;

(ix)
Overhead costs, which include travel, telephone, postage, office machine costs and other office maintenance costs, business expenses and training costs for employees of Falkirk and employees of Affiliates of Falkirk located in North Dakota whose costs are properly charged directly to Falkirk’s Mine;

(x)	Development costs, which shall be amortized ratably; and

(xi)	Reclamation and other costs, including labor and supplies, required to comply with regulations of federal, state or local governments not otherwise included as an element of cost herein.

If any of the foregoing includes costs incurred by an Affiliate of Falkirk and charged to Falkirk, they shall be included only at the cost to such Affiliate without addition for any overhead, loading, intercompany or intracompany profit or service charge. Except as expressly set forth in this Agreement and specifically approved by GRE, GRE shall not be charged for any costs incurred by Affiliates of Falkirk. In determining costs, Falkirk shall give GRE the proportionate benefit of volume purchases participated in by Falkirk and Affiliates of Falkirk.

(b)    Coal and surface costs:

(i)
The tonnage royalty under leases (including a proration of lease bonus payments, rental payments and other capitalized leasehold expenses), current delay rental on coal lands and other current expense of maintaining leaseholds, including reasonable attorneys’ fees and other legal expenses for abstracts and title opinions and for land and lease title curative or research activities but excluding royalty payments made by Falkirk under the Sublease Agreement to any Affiliate of Falkirk and any other overriding or other royalties payable by Falkirk to any Affiliate of Falkirk;

(ii)	Depletion of the capital cost of any coal acquired by Falkirk in fee, based upon estimated reserves; and

(iii)
[* * *] per Ton of either fee or leasehold coal mined from the Underwood Coal Field only, which shall be paid by Falkirk to CSTL LLC, a Delaware limited liability company, or its successors and assigns.

All coal and surface acquired in fee and all coal and surface lease acquisitions, lease bonuses, prepaid royalties and rentals relating to the Underwood Coal Field prior to June 30, 1974, shall be paid for by Falkirk out of its own capital, without financing pursuant to Section 4 hereof and without recovery of interest thereon by Falkirk. All Underwood Coal Field acquisitions, lease bonuses, prepaid royalties and rentals after June 30, 1974, shall be financed pursuant to Section 4 hereof. All coal and surface acquired in fee and all coal and surface lease acquisitions, lease bonuses, prepaid royalties and rentals relating to the Riverdale Coal Field prior to December 15, 1993, shall be paid for by Falkirk out of its own capital, without financing pursuant to Section 4 hereof and without recovery of interest thereon by Falkirk. All Riverdale Coal Field acquisitions, lease bonuses, prepaid royalties and rentals on or after December 15, 1993, shall be financed pursuant to Section 4 hereof.

(c)	General and administrative costs:

(i)
Commencing January 1, 1999, the sum of [* * *] (which shall be adjusted as set forth in Section 5.2(c)(ii) hereof) shall be added for general and administrative costs. General and administrative costs that are to be covered by such [* * *] (and are not to be otherwise included in the Cost of Production) are: (i) general accounting and billing expense for those functions performed at other than Falkirk’s Mine, (ii) except as otherwise provided in Sections 5.2(a)(i) and 5.2(a)(ix) hereof, salaries and related expenses, such as payroll taxes, pensions and worker’s compensation, of corporate officers and employees of Falkirk and officers and employees of Affiliates of Falkirk, unless such expenses are specifically approved by GRE, in writing, to be charged to the Cost of Production or are subject to

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Sections 5.2(a)(i) or 5.2(a)(ix) hereof, (iii) travel, telephone, postage and office maintenance expense for persons or services included in general and administrative costs, (iv) memberships and contributions of Affiliates of Falkirk, audit expense of Falkirk and Affiliates of Falkirk, legal expense of Falkirk and Affiliates of Falkirk, except (A) legal expense that is connected with financing of Falkirk and capitalized as part of the financing, and (B) reasonable legal expense associated with the acquisition and maintenance of coal leases or surface lands owned or held by Falkirk, or such other legal expenses that are specifically approved by GRE, in writing, to be charged to the Cost of Production, (v) insurance expense incurred by Affiliates of Falkirk and (vi) franchise taxes.

(ii)
The amount set forth in Section 5.2(c)(i) for general and administrative costs shall be adjusted annually, beginning on January 1, 2000, for the calendar year 2000, and on January 1 of each year thereafter in the percentage by which the CPI-U for December of the previous calendar year differs from the CPI-U for December of 1998. An example calculation illustrating such annual adjustment calculation is set forth in Annex C, which is attached hereto and made a part hereof.

(d)	Capital-related costs:

(i)
Rent paid to a lessor or owner of a lessor under Leases (including interest thereon, if any) incurred pursuant to Section 4 hereof as the same shall become due and payable, excluding, however, any amounts becoming due and payable pursuant to any default, acceleration or optional payment provision of any Lease.

(ii)	Depreciation and/or amortization to which Falkirk is entitled, the rates of which shall be determined by Falkirk from time to time.

No depreciation or amortization shall be included in the Cost of Production with respect to items of property for which a lessor under a Lease has taken depreciation or amortization and included the same in computing the rent under such Lease. Unless the Parties mutually agree otherwise, the rates of such depreciation and/or amortization shall be limited to a straight-line basis over the anticipated useful service life of the assets and shall not exceed the maximum deduction allowable under applicable federal income tax laws and regulations. GRE shall be entitled to the correction from time to time of anticipated useful service lives to conform to experience. The amount of any investment tax credit under Section 38 of the United States Internal Revenue Code or similar subsequent provisions of said Code which is realized by Falkirk shall be credited to current Cost of Production. Falkirk shall claim such investment tax credits, or similar subsequent tax benefits, at the times and in the amounts that will produce the greatest tax savings to Falkirk and resulting credits to GRE. Net gains or losses on the dispositions of capital assets shall be credited or charged, as the case may be, to the Cost of Production. Transactions between Falkirk and any one or more of its Affiliates involving capital assets (including contributions to the capital of Falkirk) shall be reflected in Falkirk’s accounts at cost to the Affiliates of the assets involved, less accrued depreciation, as shown by the accounts of the transferring company, or salvage value if it is greater than depreciated cost. Falkirk shall submit to GRE annual budgets for the acquisition or leasing of all items of capital assets in each year in excess of $100,000 each. Modifications of such annual budgets for the acquisition of items of capital assets in excess of $100,000 each shall be submitted to GRE. If GRE reasonably disapproves in writing any items in any of said budgets, Falkirk shall not make such disapproved expenditures. All disputes about the reasonableness of GRE’s disapproval shall be resolved by arbitration pursuant to Section 14 hereof. As to any items in any budget or revised budget, approval by GRE shall be conclusively deemed to have been given if GRE does not disapprove in writing within thirty (30) days after receipt thereof in the case of the annual budget, or within two (2) weeks after receipt thereof in the case of modifications of the budget. The foregoing provisions shall not preclude Falkirk from making acquisitions of capital assets to meet emergency conditions in Falkirk’s Mine.

(e)    Interest; Loan and Lease Expense:

The amount of interest, Loan and Lease commitment fees currently due and payable and amortization of other expenses incurred in connection with Falkirk obtaining Loans and Leases (to the extent not otherwise provided for under Section 5.2(d) hereof), accrued by Falkirk with respect to the Loans and Leases less interest or dividends received by Falkirk on its investments.

5.3    Computation of Cost of Production. The Cost of Production shall be computed on a calendar year basis. The Cost of Production shall be determined on a cents per Ton basis by dividing the annual Cost of Production by the number of Tons produced by Falkirk hereunder in such year. During any calendar year in which Falkirk sells Underwood Coal to persons other than GRE, the Cost of Production shall first be determined as to all coal produced at Falkirk’s Mine. The Cost of Production under this Agreement shall be that percentage of the total Cost of Production at Falkirk’s Mine which the number of Tons sold in such year to GRE under this Agreement bears to the total number of Tons produced by Falkirk from Falkirk’s Mine during such year.

5.4    Agreed Profit.

(a)
For all Tons of coal up to and including [* * *] Tons sold and delivered by Falkirk to GRE hereunder in any calendar year, the agreed profit (“Agreed Profit”), expressed in January 1, 2006 dollars, shall be [* * *] per Ton.

(b)	For all Tons of coal in excess of [* * *] Tons sold and delivered by Falkirk to GRE hereunder in any calendar year, the Agreed Profit, expressed in January 1, 2006 dollars, shall be [* * *] per Ton.

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5.5    Adjustment of Agreed Profit.

(a)	Adjustment of Agreed Profit for 2007 and 2008:

The Agreed Profit per Ton set forth in Section 5.4 hereof shall be adjusted on January 1, 2007, for the calendar year 2007, and on January 1, 2008, for the calendar year 2008, based upon the weighted average of [* * *] percent of the change in the [* * *] for the twelve months ending in June of the previous year and [* * *] percent of the change in the [* * *] for the twelve months ending in June of the previous year. An example calculation illustrating such annual adjustment calculation is set forth in Annex D, which is attached hereto and made a part hereof.

(b)	Adjustment of Agreed Profit for calendar years commencing with 2009:

The Parties shall negotiate in good faith in an attempt to agree upon a method or methods of adjusting the Agreed Profit set forth in Section 5.4 hereof for three (3) year periods commencing with the calendar year 2009. The method or methods of adjusting the Agreed Profit set forth in Section 5.4 hereof shall be based on criteria that reflects the impact of changes in general inflation in the United States using the [* * *], [* * *] or other government indices or combinations of indices as agreed to by the Parties. If by July 1 of the year preceding the commencement of each such three (3) year period, the Parties cannot agree upon a method of adjusting the Agreed Profit in Section 5.4 hereof for the three (3) year period under consideration, then such Agreed Profit during such three (3) year period shall be resolved by arbitration pursuant to the Rules of the American Arbitration Association in effect at the time of such arbitration. The Parties agree that such binding arbitration shall be completed no later than August 15 of such year. Arbitration under this Section 5.5(b) shall not be subject to arbitration pursuant to Section 14 hereof.

(c)	When the Agreed Profit is adjusted pursuant to Section 5.5 hereof, such Agreed Profit shall be substituted for Agreed Profit provided for in Section 5.4 hereof.

5.6    Revisions to Indices. If at any time during the term of this Agreement the base of the [* * *] or [* * *] is revised from the applicable base set forth in Sections 1(d) and 1(i) hereof or a new base is adopted, then for the purposes hereof, the published index shall be adjusted so as to be in correct relationship to the applicable base set forth in Sections 1(d) and 1(i) hereof. If the [* * *], [* * *] or any equivalent of such index ceases to be published by any federal agency, such index shall be replaced by that index which, after necessary adjustment, if any, provides the most reasonable substitute upon which the Parties mutually agree.

5.7    Post-Mining Costs. The Parties mutually agree that, following termination of coal deliveries hereunder, reclamation, post-retirement medical benefits and pension costs with respect to Falkirk employees, which are covered pursuant to Section 5.2 hereof, shall continue to be paid by GRE as follows:

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(a)	Post-mining reclamation costs:

(i)
Upon termination of coal deliveries hereunder, GRE shall pay for the reasonable and verifiable costs incurred by Falkirk that are required to comply with the applicable federal and state laws, rules and regulations with respect to reclamation of all surfaces disturbed by or in connection with Underwood Coal produced by Falkirk and sold hereunder. The reclamation costs payable under this Section 5.7 shall be determined in accordance with the principles for determining the Cost of Production pursuant to Section 5.2 hereof. When requested by GRE, but in any event at least five (5) years prior to and upon termination of this Agreement, Falkirk shall submit to GRE for its review and written approval the proposed plans and budgets for such reclamation activities. GRE shall not unreasonably withhold its approval of such plans and budgets. Until such plans and budgets are approved by GRE, or if such plans and budgets are disapproved by GRE, until the matter is resolved by mutual agreement of the Parties or by arbitration pursuant to Section 14 hereof, GRE shall not be obligated to fund or pay for any reclamation costs under this Section 5.7; provided, however, that GRE shall fund and pay for those reclamation costs incurred pursuant to those portions of any plans and budgets specifically approved in writing by GRE. After GRE’s written approval of such plans and budgets (or portions thereof), Falkirk shall seek GRE’s prior written approval of any changes for any reason to or from such plans and budgets. Falkirk shall submit such reports regarding Falkirk’s activities and reclamation costs incurred as GRE may request from time to time. The reclamation costs payable under this Section 5.7 shall be invoiced by Falkirk to GRE at such times and pursuant to such methods as Falkirk and GRE may mutually agree from time to time. GRE or GRE’s representative shall have the right at any time on notice in writing to Falkirk to examine the records and books of account of Falkirk and any Affiliate of Falkirk relating to the reclamation costs to be borne by GRE under this Section 5.7.

(ii)
GRE shall not be obligated to fund or pay for any costs related to post-mining reclamation activities that GRE believes are (A) not reasonable and verifiable, (B) not reasonably required to comply with applicable reclamation laws, (C) not related to or incurred in connection with surfaces disturbed by or in connection with Underwood Coal produced by Falkirk and sold hereunder or (D) not incurred pursuant to and in accordance with plans and budgets (or portions thereof) approved in writing by GRE. However, if Falkirk disputes GRE’s determination of its obligation to fund and pay for any such costs, the dispute shall be resolved by mutual agreement of the Parties or by arbitration pursuant to Section 14 hereof. Falkirk may invoice GRE for any costs in dispute, but Falkirk shall not apply such costs in dispute against advances or loans made under the Funding Agreement, and GRE shall not be obligated to pay such invoice(s), until the dispute is resolved.

(b)    Post-retirement medical benefits:

(i)
Upon termination of coal deliveries hereunder, GRE shall pay for Falkirk’s unfunded accumulated post-retirement medical benefits obligation with respect to Falkirk employees, as determined in accordance with Statement of Financial Accounting Standard No. 106 of the Financial Accounting Standards Board (or any successor Standard) (“FAS 106”), only to the extent that such costs are properly allocable to work performed by a Falkirk employee in connection with coal mined, processed and delivered to the Coal Creek Station or to other locations specified by GRE pursuant to this Agreement, or reclamation of surfaces disturbed by or in connection therewith. On or before September 1 of each calendar year until Falkirk ceases to accrue any additional employee post-retirement medical benefits obligation, Falkirk shall notify GRE of its unfunded accumulated post-retirement medical benefits obligation as of January 1 of such calendar year, as determined by the actuarial firm designated by Falkirk. Together with such notice, Falkirk shall provide GRE with reasonably detailed information regarding the actuary’s determination of such obligation. Within thirty (30) days after GRE’s receipt of such notice from Falkirk, GRE shall approve or disapprove the increase, if any, in Falkirk’s unfunded accumulated post-retirement medical benefits obligation for such calendar year. Such approval by GRE shall not be unreasonably withheld. In the event of any changes in FAS 106 or the interpretation thereof, Falkirk shall consult with GRE before implementing any change in the manner in which the unfunded accumulated post-retirement medical benefits obligation is determined.

(ii)
The Parties acknowledge that the amount of Falkirk’s unfunded accumulated post-retirement medical benefits obligation is dependent, in part, on the portion of the post-retirement medical benefits that Falkirk elects to pay as an employer contribution. Accordingly, on or before September 1 of each calendar year, Falkirk shall notify GRE of the proposed percentage increase, if any, in Falkirk’s post-retirement medical benefits employer contributions for the following calendar year. Within thirty (30) days of GRE’s receipt of such notice from Falkirk, GRE shall approve or disapprove the percentage increase, if any, in Falkirk’s proposed post-retirement medical benefits employer contributions for the calendar year under consideration from the amount of such contributions by Falkirk for the immediately preceding calendar year. Such approval by GRE shall not be unreasonably withheld. Falkirk agrees to provide such supporting information, as well as such access to its books and records, as GRE may reasonably request in order to review the proposed percentage increase, if any, in Falkirk’s post-retirement medical benefits employer contributions.

(iii)
The Parties acknowledge that the amount of Falkirk’s unfunded accumulated post-retirement medical benefits obligation is dependent, in part, on the post-retirement benefits plans that Falkirk elects to offer to its employees. Accordingly, Falkirk agrees that, without the prior written approval of GRE, it shall not make any modifications in the provisions of Falkirk’s current post-retirement medical benefits plans that would cause an increase in the amount which GRE is required to pay for Falkirk’s unfunded accumulated post-retirement medical benefits obligation, except for any modifications required by federal or state laws, rules or regulations. Such approval by GRE shall not be unreasonably withheld.

(iv)
Subject to Section 5.7(b)(i) hereof, Falkirk shall record on its books an account receivable from GRE in an amount equal to Falkirk’s unfunded accumulated post-retirement medical benefits obligations. Upon request of Falkirk from time to time, GRE shall provide to Falkirk the funds necessary for Falkirk to pay the actual costs of Falkirk’s post-retirement medical benefits obligation for the calendar year under consideration.

(v)
Disputes, if any, arising from this Section 5.7(b) shall be resolved by mutual agreement of the Parties or by arbitration pursuant to Section 14 hereof; provided, however, GRE shall be obligated to pay the undisputed portion of the post-retirement medical benefits obligation for the calendar year(s) under consideration. If a dispute involves a determination of whether or not GRE has unreasonably withheld its approval under this Section 5.7(b) with respect to Falkirk’s post-retirement medical benefits obligation (other than benefits provided by Falkirk under a collective bargaining agreement), such approval shall be deemed reasonably withheld if Falkirk is proposing to offer a post-retirement medical benefits program that provides net benefits in excess of the average post-retirement medical benefits program offered by other coal mining companies in North Dakota or the Powder River Basin.

(c)	Pension Plan assets and liabilities:

(i)
Upon termination of coal deliveries hereunder, GRE shall pay for the accumulated pension benefit obligation with respect to Falkirk employees, as determined based on the provisions of the Employee Retirement Income Security Act of 1974, as amended, on applicable accounting standards, on the provisions of the Pension Plan in effect upon termination of this Agreement and in accordance with Statement of Financial Accounting Standard No. 87 of the Financial Accounting Standards Board (or any successor Standard) (“FAS 87”). If, upon termination of this Agreement, the accumulated pension obligation with respect to Falkirk employees is less than the market value of assets attributable to contributions made to the Pension Plan with respect to such employees, Falkirk’s account in the Pension Plan shall be regarded as having a credit balance that is owed to GRE. Credit balances shall accrue income from the date of termination of the Agreement until the date that credit balances are eliminated through cash payments to GRE. The income accrued on credit balances shall be in proportion to earnings on total Pension Plan asset balances. Whenever a credit balance offsets the need for cash contributions by other participating employers in the Pension Plan, cash payments shall be remitted promptly to GRE, and the credit balance shall be appropriately reduced. Cash payments shall continue until the credit balance of Falkirk’s account is eliminated; provided, however, the credit balance of Falkirk’s account shall be eliminated not later than three

(3) years following the termination of this Agreement. Notwithstanding the foregoing, if this Agreement terminates prior to December 31, 2008, then the foregoing three (3) year period shall be extended to five (5) years.

(ii)
If, upon termination of this Agreement, the accumulated pension benefit obligation with respect to Falkirk employees exceeds the market value of assets attributable to contributions made to the Pension Plan with respect to such employees, GRE promptly shall make the value of pension fund assets equal to the accumulated pension benefit obligation.

(iii)	The Parties agree that it is Falkirk’s obligation and responsibility to maintain an orderly and appropriate pension funding policy for the duration of this Agreement.

(iv)
In determining the accumulated pension benefit obligation, the Parties shall select the lowest quote for the purchase of an annuity contract from proposals submitted by several insurance companies mutually agreed upon by the Parties.

(v)
The total accumulated pension benefit expense shall be adjusted upon termination of this Agreement to equal the total accumulated pension benefit contributions required since the effective date of the Coal Sales Agreement. The accrued/prepaid pension cost, as defined in FAS 87, shall be charged or credited to the Cost of Production as appropriate.

(d)
This Section 5.7, as well as the other provisions of this Agreement that by their nature extend beyond the termination of this Agreement, shall survive the termination of this Agreement and shall remain in effect until all obligations are satisfied. Such other provisions include, without limitation, Section 4 (Loans; Leases), Section 5.2 (Cost of Production), Section 7 (Reports and Audit), Section 13 (Effect of Waiver), Section 14 (Arbitration), Section 15 (Assignment), Section 16 (Notices) and Section 18 (Conduct of Operations; Reclamation; Right of Inspection; Non-Removal of Property). References in Section 18(a) hereof regarding Falkirk’s mining operations and mining practices shall be deemed to include Falkirk’s reclamation activities. Further, the Funding Agreement and the Mortgage and Security Agreement shall continue until the latest to occur of (i) completion of all post-mining reclamation activities, and (ii) satisfaction of all obligations owed by Falkirk to GRE and all obligations owed by GRE to Falkirk, including those obligations described in this Section 5.7.

Section 6.    Point of Deliveries

Unless otherwise agreed to in writing by GRE and Falkirk, delivery of coal for use at the Coal Creek Station shall be made f.o.b. Falkirk’s silo adjacent to the Coal Creek Station.

Section 7.    Reports and Audit

On or before August 1 of each calendar year, Falkirk shall furnish to GRE an estimate of the price of coal hereunder during the succeeding calendar year. On or before the twenty-fifth day of each month, Falkirk shall furnish to GRE a detailed statement of the Cost of Production at Falkirk’s Mine for the preceding calendar month. Such statement shall be in a form to be agreed upon from time to time by the Parties. From time to time (but not more frequently than semiannually) Falkirk shall furnish to GRE estimates in the form requested by GRE of future expenditures that will be a part of the Cost of Production as set forth in Section 5.2 hereof. GRE shall have the right at any time on notice in writing to Falkirk to examine the records and books of account of Falkirk and any Affiliate of Falkirk relating to the items and allocations of cost and production included in the computation of the price hereunder. Payment or payments under Section 8 hereof shall not be deemed a waiver of any rights of GRE that the price hereunder be corrected.

Section 8.    Billing and Accounts

The monthly billing of coal sold and delivered hereunder in a calendar month shall be paid by the twenty-fifth day of the calendar month following the month of delivery. The billing of coal sold and delivered in each calendar month shall be based on the actual Cost of Production for the month plus the Agreed Profit as determined in Section 5.4 hereof. In determining the Cost of Production pursuant to this Section 8, the quantity of all coal sold to persons other than GRE shall be included, and it shall be assumed for purposes of such determination that the Cost of Production of coal sold to persons other than GRE was fully recovered from such persons so that no Cost of Production with respect to coal sold to persons other than GRE is charged against GRE. In addition, the following amounts shall be deducted from the final price for each calendar year:

(a)
If Falkirk is not currently paying interest on loans from GRE and GRE is currently paying interest to its lenders of the money loaned by GRE to Falkirk, an amount per Ton of coal sold to persons other than GRE during such year equal to the interest so paid by GRE to its lenders for such year divided by the total number of Tons of coal produced at Falkirk’s Mine during such year multiplied by the number of Tons of coal sold to persons other than GRE; plus

(b)
If GRE is (i) providing electrical power for use at Falkirk’s Mine, (ii) paying lease payments on any equipment used at Falkirk’s Mine, (iii) amortizing any costs for power lines or other facilities installed by GRE for use at Falkirk’s Mine or (iv) paying for any loading or handling costs associated with coal sold to persons other than GRE, an amount per Ton of coal sold to persons other than GRE during such year equal to GRE’s accounts for the foregoing costs for such year divided by the total number of Tons of coal produced at Falkirk’s Mine during such year multiplied by the number of Tons of coal sold to persons other than GRE; plus

(c)
One-half the excess, if any, of (i) the price per Ton of coal sold to persons other than GRE during such year over (ii) the price per Ton payable by GRE hereunder (computed without reference to Sections 8(a), 8(b), or 8(c) hereof) plus the payment per Ton under Sections 8(a) and 8(b) hereof, multiplied by the number of Tons of coal so sold to persons other than GRE.

Section 9.    Weights

(a)
Unless otherwise agreed to in writing by GRE and Falkirk, the weight of the coal delivered to the Coal Creek Station hereunder shall be determined by Falkirk on scales on silo conveyor belts adjacent to the Coal Creek Station near the point where delivery of coal is made. The make of scale to be used and the method(s) of installation shall be subject to the agreement of GRE. GRE shall have the right to have representatives present at any and all times to observe the weighing of coal delivered hereunder. The accuracy of the scales shall be tested and, if necessary, the scales shall be corrected at least once every two (2) weeks. Falkirk shall permit GRE’s representatives to monitor the testing and correcting of said scales; provided, however, if GRE and Falkirk are not able to agree on such tests or adjustments or the methods thereof, the scale or methods of weighing shall be tested and adjusted to a condition of accuracy by the appropriate North Dakota state department or agency, and the costs of such tests and adjustments shall be shared equally between Falkirk and GRE.

(b)
If it is determined that the scale used to weigh coal delivered hereunder has been inaccurate, adjustment of the quantities of coal delivered hereunder shall be made for half the period since the scale was last adjusted to an accurate condition.

Section 10.    Force Majeure

(a)
In the event of strikes, labor disputes, fires, accidents at Falkirk’s Mine, failure of equipment, inability of Falkirk to obtain necessary equipment by reason of a general short supply thereof, failure of transportation or shortage of transportation equipment, federal or state laws or regulations, or other contingencies, whether of a like or different nature, that are beyond the control of Falkirk and are not due to its negligence and that prevent or interfere with production or shipment of coal hereunder, then, at the election of Falkirk, the shipments contracted for may be suspended or partially suspended as the case may require for the duration of the contingency, but Falkirk shall use its best efforts to eliminate the cause of suspension.

(b)
In the event of strikes, labor disputes, fires, accidents, failure of equipment, inability of GRE to obtain necessary equipment by reason of a general short supply thereof, federal or state laws or regulations, or other contingencies, whether of a like or different nature, that are beyond control of GRE and are not due to its negligence, any of which contingencies prevent or interfere with the taking of delivery at the Coal Creek Station of the coal purchased hereunder, then, at the election of GRE, shipments contracted for shall be suspended or partially suspended as the case may require for the duration of such contingency, but GRE shall use its best efforts to eliminate the cause of suspension.

(c)
Notwithstanding the suspensions of delivery provided for in Sections 10(a) and 10(b) hereof, if Falkirk’s Mine is substantially idle during a calendar month pursuant to such Sections 10(a) and 10(b), GRE shall pay to Falkirk not less than the actual out-of-pocket mine idle expense for such month.

(d)
Interruptions in making or acceptance of shipments and deliveries referred to in Sections 10(a), 10(b) and 10(c) hereof shall not invalidate the remainder of the Agreement, but upon removal of the cause of such interruptions, delivery shall be resumed at the rate specified herein. In the event of such interruptions, the Party immediately affected by such contingency, if possible, shall give reasonable advance notice to the other Party of the extent and probable duration thereof, with sufficient detail to enable the other Party to verify the same.

(e)
If GRE’s water permit from the state of North Dakota is suspended or revoked for a cause beyond the control of GRE, then during the period of such suspension or revocation shipments contracted for are suspended or partially suspended at the election of GRE, and if, notwithstanding reasonable efforts, GRE is unable to have said permit reinstated, then GRE, at its election, may terminate its obligations to purchase coal hereunder.

Section 11.    Acquisition of Additional Reserves

As coal becomes available for lease or purchase in the Underwood Coal Field or the Riverdale Coal Field, Falkirk shall request approval by GRE of the proposed bonus payments, tonnage royalty rates, minimum royalty rates or price per acre of coal to be acquired in fee or by leasehold. Within the limits of such approval, Falkirk shall use its best efforts to acquire such coal in the quantities that are available and that GRE requests. However, if the acquisition of such coal is required to meet GRE’s requirements for coal under this Agreement, Falkirk shall acquire such coal on the best available terms, and all costs thereof shall be included in the Cost of Production. Neither North American Coal nor any other Affiliate of Falkirk may acquire for its own account any coal within the Riverdale Coal Field or the Underwood Coal Field until Falkirk first seeks GRE’s approval for Falkirk’s acquisition of the coal. If GRE does not approve such acquisition, any Affiliate of Falkirk may acquire the coal for its own account.

Section 12.    Termination Options

(a)    If:

(i)
as of the end of the most recent calendar year the actual Cost of Production for such calendar year, on a per Ton basis, for any reason other than force majeure exceeds the actual Cost of Production, on a per Ton basis, for the prior calendar year by more than [* * *], provided that the per Ton Cost of Production for purposes of this paragraph shall be determined exclusive of the effects of any special energy generation-related taxes such as a carbon-based tax, BTU-based tax or severance tax any of which is greater than that imposed in the prior calendar year, and provided, further, that the actual Cost of Production for the most recent calendar year shall be adjusted to reflect the impact on the price per Ton resulting from a change of more than [* * *] in the tonnage delivered from

* * * Confidential Treatment Requested

the prior calendar year, as determined by mutual agreement of the Parties, when computing under this paragraph the per Ton Cost of Production differences from one calendar year to the next; or

(ii)
Falkirk materially breaches any of the terms, conditions or provisions, resulting in an event of default as defined in any Loan or Lease and Falkirk fails to remedy such breach before the parties (other than Falkirk) to such Loan or Lease are permitted by such Loan or Lease to exercise their rights with respect to an event of default thereunder; or

(iii)
there exists at any time and for any reason other than force majeure any deficiency in deliveries of coal in excess of [* * *] of the amount required to be delivered hereunder during the immediately preceding [* * *] month period or in excess of [* * *] of the amount required to be delivered hereunder during the immediately preceding [* * *] month period; or

(iv)
by reason of Falkirk’s default in performing its obligations under any Loan or Lease and after ten (10) days’ notice of its intention to do so, GRE or a third party pays or directly assumes Falkirk’s obligation under any such Loan or Lease, then GRE at its option may acquire certain assets of Falkirk pursuant to the Option Agreement. Upon the acquisition of such assets by GRE or its nominee pursuant to said Option Agreement, this Agreement shall terminate.

(b)
Notwithstanding anything in this Section 12 to the contrary, GRE shall not have the option to acquire certain assets of Falkirk pursuant to the Option Agreement or otherwise if an event of the nature described in Section 12(a) hereof shall have occurred and been continuing:

(i)
as a result of any failure by GRE to carry out its obligations under this Agreement or under any document entered into by GRE in connection with any Loan or Lease entered into pursuant to Section 4 hereof; or

(ii)
as a result of any failure by GRE to pay to Falkirk any sum claimed by Falkirk to be due from GRE pursuant to this Agreement; provided, however, that if liability for such sum is in dispute, such failure by GRE shall be deemed not to have occurred if GRE, without prejudice to its position in such dispute, pays all or such portion of the full sum claimed by Falkirk in good faith to be due as will be sufficient to enable Falkirk to prevent the occurrence of an event of the nature described in Section 12(a) hereof.

(c)
Notwithstanding anything in this Section 12 to the contrary, GRE shall not have the option to acquire certain assets of Falkirk pursuant to the Option Agreement or otherwise by reason of Falkirk’s default of performance of its obligations under

* * * Confidential Treatment Requested

Sections 18(a) and 18(b) hereof if such default is solely because of a reasonable difference with governmental authorities as to the interpretation of governmental rules and regulations, impossibility of performance therewith or GRE’s consent to non-performance thereof.

Section 13.    Effect of Waiver

Waiver by either Party of any breach by the other of any of the terms and provisions hereof or failure to exercise any option or right hereunder shall not be deemed to be a waiver of such breach, option or right on any other occasion of the same, nor a waiver of breach of any other term or condition nor a waiver of any other right to exercise any option or right.

Section 14.    Arbitration

Except as otherwise expressly provided herein, any dispute between the Parties arising out of this Agreement (including failure to agree on matters slated to be determined by agreement) shall be determined by arbitration pursuant to the Rules of the American Arbitration Association in effect at the time of such arbitration, with the exceptions as hereinafter provided for the method of selecting the arbitrator and the rights to appeal the award of the arbitrator. The request for arbitration shall be in writing, setting forth in detail the claim or claims to be arbitrated, the amount involved, if any, and the remedy sought, which may include, without limitation, an award of damages for breach of this Agreement and a prospective determination of what are permissible mining practices under this Agreement. Such request shall be delivered to the other Party within two (2) years of the occurrence or condition giving rise to the dispute. Any failure to request arbitration within such two (2) year period shall be deemed a waiver of the right to arbitrate the dispute. Within fifteen (15) days after the delivery of the request, the Parties shall agree upon an arbitrator. If the Parties are unable to agree upon the arbitrator within such fifteen (15) days, the arbitrator, who shall be an expert in the field of knowledge wherein the controversy lies, shall be selected by the Chief Judge for the United States District Court for North Dakota. The award of the arbitrator may be appealed to any court of competent jurisdiction; in any such appeal the court shall accord the award of the arbitrator the status of a verdict of a jury. The existence of a dispute which has or may become the subject of an arbitration shall in no way excuse either Party from performing its obligations under this Agreement, and each of the Parties shall continue to perform in accordance with the terms of the Agreement regardless of the existence of any such dispute.

Section 15.    Assignment

This Agreement shall not be assignable by either Falkirk or GRE without the written consent of the other, except that either Falkirk or GRE may assign its interest in this Agreement either in connection with the merger, consolidation or sale of substantially all the assets of the assigning Party or under their respective mortgages or indentures.

Section 16.    Notices

All notices to be given from Falkirk to GRE shall be given to Great River Energy, Attention: Chief Executive Officer, 17845 East Highway 10, P.O. Box 800, Elk River, Minnesota 55330-0800, unless and until GRE shall notify Falkirk in writing of its appointment of a substitute agent for such purposes. All notices to be given from GRE to Falkirk shall be given to The Falkirk Mining Company,

Attention: President, 2801 1st. Street SW, P.O. Box 1087, Underwood, North Dakota 58576-1087, with a copy to The North American Coal Corporation, Attention: President and Chief Executive Officer, Signature Place II, 14785 Preston Road, Suite 1100, Dallas, Texas 75254-7891, until Falkirk shall notify GRE in writing of its appointment of a substitute agent for such purposes.

Section 17.    Protection of Reserves; “Most Favored Nation” Pricing

Falkirk shall not sell outside of this Agreement a quantity of Underwood Coal or for a period which would make Falkirk unable to give first priority to the performance of its obligations under this Agreement. Falkirk shall notify GRE annually of the amount of coal that it proposes to sell outside this Agreement during each calendar year. Without the written consent of GRE, Falkirk shall not sell coal outside of this Agreement at a price less than the price then being billed under this Agreement pursuant to Section 8 hereof. Any sale of Underwood Coal outside of this Agreement shall be subject to the provisions of Section 8 hereof.

Section 18.	Conduct of Operations; Reclamation; Right of Inspection; Non-Removal of Property

(a)
Falkirk shall conduct its mining operations hereunder in a careful, good and workmanlike manner according to the best mining practices prevalent in the field in which it is operating and with efficient and economical management and shall use its best efforts to conduct its mining operations according to the laws, rules and regulations of the federal and state governments, or their instrumentalities, if any, relating to mining operations and use of mining premises, including air and water pollution and other environmental laws, rules and regulations. GRE shall not be entitled to claim damages for breach of this Section 18(a) unless it has given Falkirk written notice of a claim of breach and Falkirk has failed to cure the same within ninety (90) days.

(b)
Falkirk shall comply with all applicable laws with respect to reclamation of all surface disturbed by or in connection with mining. Without limiting the generality of the foregoing, Falkirk shall return such land to at least the level of agricultural productivity that existed prior to mining or disturbance and will conduct its mining operation in accordance with the recommendations of the North Dakota State Water Commission with respect to the protection of existing groundwater supplies, water courses, water quality and other water resources related matters. Falkirk is aware that GRE’s water permit from the state of North Dakota involves in several respects the operations of Falkirk in the conduct of its mining and reclamation and Falkirk agrees to take whatever action is possible which is necessary for GRE to comply with the conditions of its said water permit. Falkirk shall supply GRE with all information requested by GRE in order to permit such compliance. GRE shall supply water to Falkirk from its water supply facilities at a reasonable cost in the event successful reclamation requires the application of supplemental water to aid plant growth on lands being reclaimed.

(c)
From time to time Falkirk shall notify GRE of the names of the persons principally responsible for the operation of Falkirk’s Mine. Falkirk shall consider and discuss with GRE any comments it makes with respect to such persons.

(d)	GRE shall have the right and privilege at any time of entering Falkirk’s Mine in order to inspect or survey the same.

(e)	Falkirk shall not without the prior written consent of GRE use any movable property financed pursuant to Section 4 hereof except at Falkirk’s Mine.

Section 19.    Representations and Warranties

(a)
Falkirk represents and warrants to GRE that: (i) Falkirk is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio and is qualified to do business in the state of North Dakota, (ii) the execution and delivery of this Agreement by Falkirk and the performance of its obligations hereunder have been duly authorized by all requisite corporate action, (iii) neither the execution and delivery of this Agreement nor the performance of its obligations hereunder by Falkirk shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of, or constitute a default under the Articles of Incorporation or Regulations of Falkirk or any law, statute, rule or regulation applicable to it, or conflict with, violate or result in a breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which Falkirk is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of Falkirk or any other person or entity and (iv) this Agreement constitutes a valid and binding obligation of Falkirk and is enforceable against Falkirk in accordance with its terms.

(b)
GRE represents and warrants to Falkirk that: (i) GRE is a cooperative corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota and is qualified to do business in the state of North Dakota, (ii) the execution and delivery of this Agreement by GRE and the performance of its obligations hereunder have been duly authorized by all requisite corporate action, (iii) neither the execution and delivery of this Agreement nor the performance of its obligations hereunder by GRE shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of, or constitute a default under the Articles of Incorporation or Bylaws of GRE or any law, statute, rule or regulation applicable to it, or conflict with, violate or result in the breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which GRE is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of GRE or any other person or entity and (iv) this Agreement constitutes a valid and binding obligation of GRE and is enforceable against GRE in accordance with its terms.

Section 20.    Confidentiality

The Parties agree that information exchanged between the parties, including but not limited to business development strategies, land and leasehold owners, maps, designs, drawings, and Sections 5.2(c), 5.4, 5.5 and Annexes A, B, C and D of this Agreement, shall be kept strictly confidential and shall not be disclosed to any third party without the prior consent of the other Party, except to the Affiliates, attorneys, auditors or financial advisors of a party.

Section 21.    Amendments

Any modification or amendment of the terms and provisions of this Agreement shall be valid and effective only if and when made in writing and duly executed on behalf of the Parties.

Section 22.    Right of Extension

If this Agreement is not terminated before December 31, 2045, then the term of this Agreement shall be extended automatically for periods of one year each for as long as the following conditions exist:

(a)	Falkirk has sufficient Underwood Coal to supply GRE’s fuel requirements during such extension(s);

(b)	the Coal Creek Station continues in operation and is not permanently closed; or

(c)	governmental regulations do not prohibit the Coal Creek Station from utilizing Underwood Coal as a fuel source.

Section 23.    Option and Right Upon Termination

Upon the termination of this Agreement other than as provided in Section 12 hereof, GRE shall have the option within three (3) months after such termination, subject to the rights of any lenders and lessors under Loans and Leases referred to in Section 4 hereof, to purchase all but not part of the real and personal property constituting Falkirk’s Mine, excluding mineral rights, at Falkirk’s net book value thereof, provided that all Loan and Lease obligations pursuant to Section 4 hereof have been paid in full, and provided further that, if GRE desires to exercise such option, Falkirk nevertheless shall have the right to retain all such property if it pays GRE an amount equal to the excess of the fair market value (but not less than net book value) of such property over and above the amount of indebtedness and Loan and Lease obligations incurred under Section 4 hereof and then remaining unpaid. Whether or not GRE exercises such option, it shall be entitled within three (3) months after the termination of this Agreement to remove and keep without payment to Falkirk all coal the Cost of Production of which has been paid for by GRE. Further, even if Falkirk elects to retain such property and pays such amount to GRE, GRE’s mortgage and security interest in such property as granted by the Mortgage and Security Agreement and the Funding Agreement shall continue until the later to occur of (i) completion of all post-mining reclamation activities, and (ii) satisfaction of all obligations owed by Falkirk to GRE and all obligations owed by GRE to Falkirk.

IN WITNESS WHEREOF, the Parties, with the intent to be bound, have executed this Agreement as of the day and year first above written.

THE FALKIRK MINING COMPANY

By	/s/ Dan W. Swetich
Its	President

Attest	/s/ Thomas A. Koza
Secretary

GREAT RIVER ENERGY

By	/s/ David Saggau
Its	President and CEO

Attest	/s/ Eric J. Olson

Exhibits A, C, D

[* * *]

* * * Confidential Treatment Requested

Document No. 321871
ANNEXB
SUBLEASE AGREEMENT
THIS SUBLEASE AGREEMENT ("Agreement") is made and entered into as of the 15th day of December, 1993, by and between NORTH AMERICAN COAL ROYALTY COMPANY, a Delaware corporation authorized to do business in the state of North Dakota with offices at 2000 Schafer Street, Box No. 5500, Bismarck, North Dakota 58502-5500 (hereinafter called "Sublessor") and THE FALKIRK MINING COMPANY, an Ohio corporation authorized to do business in the state of North Dakota whose address is Post Office Box 1087, Underwood, North Dakota 58576-1087 (hereinafter called "Sublessee").
WITNESSETH THAT:
WHEREAS, Sublessor is the owner of certain leases covering lands situated in McLean County, North Dakota, which leases are described in Exhibit A attached hereto and made a part hereof ("Leases"); and
WHEREAS, Sublessee desires to sublease all of Sublessor's interest in and to the Leases; and
WHEREAS, Sublessor is willing to sublease such interests to Sublessee on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
1. Sublessor does hereby sublet unto Sublessee all of Sublessor's right, title and interest in and to all of the Leases.
2. The term of this Agreement shall commence on the date hereof and shall continue in force and effect until all of the Leases have expired, or until terminated in accordance with the provisions set forth in this Agreement, whichever first occurs.
3. Sublessee shall perform on Sublessor's behalf all the covenants, obligations and conditions which are to be performed by Sublessor, as lessee, under the Leases, including, but not limited to, the payment of rentals, advance royalties, tonnage royalties and other sums due under the Leases. Sublessee shall indemnify and hold harmless Sublessor from and against all claims, suits, causes of action, loss, damage, expense and 1iability arising out of Sublessee's non-performance of such covenants, obligations and conditions.
It is understood and agreed that in the event that Sublessee fails to perform on Sublessor's behalf any of the covenants, obligations or conditions under the Leases, including the payment of royalties, Sublessor shall have the right to perform the same, and Sublessee shall promptly reimburse Sublessor for all costs incurred by Sublessor in connection therewith upon the request of Sublessor and receipt of appropriate documentation evidencing such costs.
Sublessor shall indemnify and hold harmless Sublessee from and against all claims, suits, causes of action, loss, damage, expense and liability arising out of sublessor's non-performance of its obligations under the Leases prior to the date of this Agreement.
4. In consideration of the subleasing by Sublessor hereunder of its interest in the Leases to Sublessee and in further consideration of the costs incurred by Sublessor to acquire and maintain the Leases and to explore the lands covered by the Leases to determine the      quality and quantity of the coal reserves, Sublessee shall pay to sublessor an overriding royalty ("Royalty") in the amount of Fifteen Cents ($0.15) per ton for each and every ton of two thousand (2000) pounds of coal mined and removed from the coal properties covered by the Leases in which Sublessor holds a one hundred percent (100%) interest in the coal estate. If Sublessor holds less than a one hundred percent (100%) interest, such Royalty shall be payable in the proportion which the interest in the coal estate held by Sublessor bears to a one hundred percent (100%) interest in such coal estate. Such Royalty payment shall be made to Sublessor by Sublessee on or before the thirtieth (30th) day of each month for all coal mined and removed by Sublessee during the preceding calendar month from the coal properties covered by the Leases. Such Royalty payment shall be accompanied by a report of the number of tons of coal mined and removed from the coal properties covered by the Leases during such applicable month, the percentage interest held by Sublessor and the Royalty calculations made by Sublessee. All Royalty payments due hereunder shall be made payable to the sublessor and shall be made by mailing or delivering the same to the offices of Sublessor at the address set forth herein.
5. Following the execution and delivery of this Agreement, Sublessee, at its expense, shall notify the lessors under the Leases that Sublessor has subleased its interest in the Leases to Sublessee and that Sublessee, on Sublessor's behalf, will make all payments due under the Leases.
Sublessor represents and warrants that this Agreement and the rights granted hereby do not breach any term or condition of the Leases. Sublessor covenants and agrees to promptly provide to the Sublessee copies of any notice or other communication made or given by the lessors of the Leases.
6. By this Agreement, Sublessor intends to sublease all of Sublessor's rights and interests to the surface and coal within the area shown on the map attached hereto as Exhibit B and made a part hereof ("Area of Interest”), and Sublessor agrees that any right or interest of Sublessor to surface and coal within the Area of Interest which is now held by Sublessor within the Area of Interest shall be deemed to be subleased to Sublessee under this Agreement for the considerations set forth herein. During the term of this Agreement, Sublessor agrees that it shall not voluntarily acquire, without the consent of Sublessee, any interest in land within the Area of Interest. If Sublessor, with the consent of Sublessee, hereafter acquires any additional interests in surface or coal properties within the Area of Interest, Sublessor will offer to sublease the same to Sublessee on the same terms as provided herein. If Sublessee accepts such offer, the parties will amend this Agreement and Exhibit A to add such properties to this Agreement.
7. Sublessee, upon thirty (30) days prior written notice to Sublessor shall have the right to terminate this Agreement at any time by delivering to Sublessor a notice of such termination, together with a release or releases in recordable form satisfactory to Sublessor, together with payment of all tonnage royalties and Royalty then accrued, and other amounts, if any, payable under the Leases. Such release(s) shall terminate the obligation of Sublessee to make any payment of tonnage royalties and Royalty except those then accrued and due under the Leases and this Agreement.
Further, Sublessee, upon thirty (30) days prior written notice to Sublessor, shall have the right to release from this Agreement any of the Leases by delivering to Sublessor a release or releases in recordable form satisfactory to Sublessor. Such release(s) shall not terminate the obligation of Sublessee to make payment of Royalty as provided in Section 4 of this Agreement or the payments due under the Leases remaining subject to the Agreement as provided in Section 3 hereof.
8. No change or division in ownership of Sublessor's interests under the Leases or Royalty due hereunder, however accomplished, shall operate to enlarge the obligations or diminish the rights of Sublessee. No such change or division in the ownership of such interests or Royalty shall be binding upon Sublessee for any purpose until forty-five (45) days after the person acquiring any such interest shall furnish Sublessee with written notice thereof and the instrument or instruments, or certified copies thereof, evidencing such change, transfer or division of ownership, provided that Sublessee may, at its election, recognize any such change or division prior to the expiration of such forty-five (45) day period of time and make payment to the new owner(s). Except as provided in Section 25 of this Agreement, the rights and obligations of the Sublessee hereunder may not be assigned without the prior written consent of Sublessor, which consent shall not be unreasonably withheld.
9. Sublessor agrees to execute and deliver to Sublessee any and all forms as from time to time may be required by any governmental or other regulatory agency in connection with Sublessee's mining operations hereunder.
10. Sublessee shall pay all taxes, if any, levied against its improvements and all taxes or other fees levied on the mining, production, severance, processing or sale of coal from the properties covered by the Leases. Sublessor shall pay all other taxes, assessments and other fees assessed against its interests under the Leases.
11. Notwithstanding anything to the contrary contained in this Agreement, if Sublessee does not tender to Sublessor on or before the due date any Royalty payment required to be made by Sublessee to Sublessor under this Agreement or if Sublessee otherwise does not comply with any of the provisions of this Agreement, this Agreement shall not terminate or be terminated by

Sublessor except as hereinafter provided.
If Sublessee does not tender to Sublessor, on or before the due date, any Royalty payment required to be made by Sublessee to Sublessor under this Agreement, Sublessor may notify Sublessee in writing of such noncompliance. If, within thirty (30) days from the date Sublessee receives such notice, Sublessee does not tender to Sublessor said Royalty payment due under this Agreement, then Sublessor may, at its option, and in addition to any other rights or remedies that Sublessor may have under this Agreement, terminate this Agreement by notifying Sublessee in writing of such termination.
If Sublessee is not in compliance with any of the provisions of this Agreement, other than the Royalty payment provisions dealt with in the immediately preceding paragraph, Sublessor may notify Sublessee in writing of such noncompliance. If within ninety (90) days from the date Sublessee receives such notice, Sublessee does not commence and diligently pursue bona fide action to correct such noncompliance, provided that compliance or corrective action is not suspended under Section l2 of this Agreement, Sublessor may, at its option, terminate this Agreement by notifying Sublessee of such termination in writing.
Should Sublessor terminate this Agreement pursuant to either of the two preceding paragraphs, Sublessee, within thirty 30) days after receiving such written notice of termination, shall deliver to Sublessor a release or release(s) in recordable form satisfactory to Sublessor together with payment of all tonnage royalties and Royalty then accrued. Such release(s) shall terminate the obligation of Sublessee to make any payment of tonnage royalties and Royalty except those accrued and due under the Leases and this Agreement.
If Sublessee does not begin mining development in, upon or under any of the properties covered by the Leases within seven (7) years of the date of this Agreement, Sublessor shall have the right, at its option, to terminate this Agreement at any time prior to the beginning of such mining development by Sublessee by delivering to Sublessee a written notice of such termination. Upon receipt of such notice, Sublessee shall deliver to Sublessor within thirty (30) days a release or release(s) in recordable form satisfactory to Sublessor, together with payment of all advance royalties and other amounts, if any, then accrued under the Leases. Such release(s) shall terminate the obligation of Sublessee to make the payments due under the Leases.
12. All obligation(s) of Sublessee hereunder, other than those set forth in Sections 3, 4 and 10 hereof, shall be suspended during such period as Sublessee is rendered unable, in whole or in part, to comply therewith by strikes, lockouts, riots, insurrections, severe weather, storms, floods, fires, plant shutdowns, unusual mining conditions, faults in coal seams, damage to or destruction of plant, machinery, equipment or facilities, accidents, governmental laws, rules or regulations, orders or action of any governmental agency, acts of God or any other cause condition or matter, whether of the kind herein enumerated or otherwise, beyond the control of Sublessee, and the period of any delay or interruption of Sublessee's operations occasioned thereby shall be disregarded in computing timely performance by Sublessee of its obligations hereunder (except with respect to its obligations under Section 3, 4 or 10 of this Agreement).
13. In the event that Cooperative Power Association and United Power Association ("Cooperatives") acquire certain assets of Sublessee pursuant to the Option Agreement dated July 1, 1974, among Sublessee, the Cooperatives, and Society National Bank, and terminate the Coal Sales Agreement, dated July 1, 1974, as amended, between Sublessee and the cooperatives pursuant to Section 12(a) thereof, the cooperatives, as assignee of Sublessee's rights and obligations under this Agreement, at their option shall either (a) continue to pay the Royalty to Sublessor and the payments due under the Leases to the Lessors, or (b) pay to Sublessor in cash the then fair market value of the Leases in which case Sublessor shall execute and deliver to the Cooperatives an assignment of the Leases in recordable form satisfactory to the Cooperatives, or (c) terminate this Agreement in accordance with Section 7 of this Agreement.
14. Any written notice to Sublessor or Sublessee required or permitted hereunder shall be deemed given if delivered personally or by United States Certified Mail, Return Receipt Requested, postage prepaid and addressed as follows:
(a) To Sublessor:
North American Coal Royalty Company
2000 Schafer Street, Box No. 5500
Bismarck, North Dakota 58502-5500
Attention: Manager, Land

(b) To Sublessee:
The Falkirk Mining Company
Post Office Box 1087
Underwood, North Dakota 58576-1087
Attention: President

(c) To such other person(s) or address(es) as the parties hereto may designate in writing.
15. In conducting its operations hereunder, Sublessee shall comply with all applicable laws, rules and regulations and ordinances pertaining thereto. Sublessee reserves and shall have the right to challenge and/or appeal any law, ruling, regulation, order or other determination and to carry on its operations in accordance with Sublessee's interpretation of same, pending final determination.
Sublessee shall fully indemnify and save harmless, Sublessor, and its parent companies, and its and their shareholders, directors, officers, employees and agents, from and against any and all claims, liability, damages or loss to persons or property caused by or alleged to have been caused, directly or indirectly, by any act or omission on the part of Sublessee, any of its contractors, or any of their employees and agents, arising out of or in any way connected with

Sublessee's use or occupancy of the properties covered by the Leases and/or Sublessee's exercise of the rights and privileges herein granted.Sublessee's obligations under this paragraph shall survive the expiration or termination of this Agreement.
16. Sublessee shall keep accurate books and records of the amount of coal severed from the properties covered by the Leases. Upon prior written notice to Sublessee, Sublessor and its agents shall have the right at all reasonable times (a)to inspect, audit and/or copy such books and records in the offices where they are kept and (b) to enter upon the properties covered by the Leases for the purpose of inspecting and surveying the same and/or determining Sublessee's compliance with its obligations under this Agreement; provided, however, that no such inspection of Sublessee's records or the properties covered by the Leases shall unreasonably interfere with Sublessee's operations and activities and provided further that Sublessor shall be responsible for injury to Sublessor and/or Sublessor's agent(s) which occurs on the properties covered by the Leases, except to the extent that such injury is caused by Sublessee's negligence or willful actions.
17. Except as otherwise provided herein, whenever Sublessor has the right to enforce any rights against the lessor under the Leases because of default by lessor, and if within a reasonable period after Sublessee’s request, sublessor fails to enforce such rights, then Sublessee shall have the right, in the name of Sublessee or, if necessary, in the name of Sublessor, to enforce any such rights of Sublessor. Such enforcement shall be at the sole expense of Sublessee, and the amount of any recovery obtained by Sublessee shall be the property of sublessee, except that Sublessor shall be compensated therefrom for any damages sustained by Sublessor as a result of such default or breach on the part of the Lessor under the Leases.
18. Sublessor shall not modify or surrender any of the Leases, which are or remain subject to this Agreement, without the prior written consent of Sublessee.
19. Sublessor covenants that so long as Sublessee is not in default of its obligations under this Agreement, Sublessee shall not be disturbed in its use and possession of the lands covered by the Leases by Sublessor or any party claiming by or through Sublessor, but subject, however, to the terms of the respective Leases.
Sublessor covenants and agrees at all times during the term hereof to keep its interests in, to and under the Leases free and clear of any liens, claims and encumbrances arising from Sublessor's acts or obligations to the extent that such acts or obligations are not assumed by Sublessee under this Agreement.
20. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, undertakings, notices, memoranda and agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof. This Agreement may be amended or modified only by a written agreement duly executed by the parties hereto.
21. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of North Dakota. As used herein, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular, wherever appropriate.
22. Reference herein to "Sublessor" and "Sublessee" shall include reference to their respective nominees, successors and assigns.
23. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect, such provision shall be deemed to be severed from this Agreement, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected of impaired thereby
24. The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provision or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.
25. Notwithstanding anything herein to the contrary, Sublessee may assign its rights and obligations hereunder to the Cooperatives, in the event the Cooperatives acquire certain assets of Sublessee pursuant to the Option Agreement, dated July 1, 1974, among Sublessee, the Cooperatives, and Society National Bank, and terminate the Coal Sales Agreement, dated July 1, 1974, as amended, between Sublessee and the Cooperatives pursuant to Section 12(a) thereof.
In the event of such an assignment, the Cooperatives shall not have any liability or obligation under this Agreement for Sub lessee's failure to pay the Royalty under Section 4 of this Agreement which accrues on or before the date of such assignment. Further, from and after the date of such assignment, Sublessor covenants and agrees to provide the Cooperatives with copies of any notices or other communications made or given by the lessors of the Leases, and to not amend, modify, terminate or release any of the Leases without the prior written consent of the Cooperatives. Sublessor and Sublessee agree that the provisions of this Agreement regarding the Cooperatives shall inure to the benefit of and be enforceable by the Cooperatives.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written:

SUBLESSOR:

NORTH AMERICAN COAL ROYALTY COMPANY

By:	/s/ Thomas A. Koza
Thomas A. Koza, Its President

SUBLESSEE:

THE FALKIRK MINING COMPANY

By:	/s/ Dan W. Swetich
Dan W. Swetich, Its President